Exhibit 99.1

Aeries Technology, Inc. Announces $5.0 Million Share Repurchase Authorization

NEW YORK — March 2, 2026 — Aeries Technology, Inc. (NASDAQ: AERT) (“Aeries” or the “Company”), a global leader in AI-powered business transformation and Global Capability Center (GCC) services, today announced that its Board of Directors has authorized a share repurchase program of up to $5.0 million of the Company’s outstanding Class A ordinary shares over a twelve-month period.

The share repurchase authorization reflects the Board’s confidence in the Company’s strategy, operating trajectory, and long-term growth opportunities. The Board believes the authorization provides a disciplined and flexible mechanism to allocate capital and underscores its commitment to enhancing long-term shareholder value.

Repurchases may be made from time to time, in such amounts and at such prices as management deems appropriate, using a variety of methods, which may include open market purchases, private negotiated transactions, accelerated share repurchase programs or other legally permissible means. The program does not obligate the Company to repurchase any specific amount of shares and may be suspended, modified, or discontinued at any time.

About Aeries Technology, Inc.

Aeries Technology, Inc. (NASDAQ: AERT) is a global leader in AI-powered business transformation and Global Capability Center (GCC) services. The Company partners with private equity firms and enterprise clients to establish and scale dedicated global capability centers that drive operational efficiency, innovation, and long-term value creation.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including statements regarding the Company’s share repurchase program, capital allocation, and future plans. These statements are based on current expectations and are subject to risks and uncertainties that could cause actual results to differ materially. Further information on risks, uncertainties and other factors that could cause actual results to differ materially are included in the Company’s periodic and current reports filed with the U.S. Securities and Exchange Commission. The Company disclaims any intention to, and undertakes no obligation to, update or revise these forward-looking statements except as required by law.

Investor Relations Contact:
Aeries Technology, Inc.
Investor Relations
ir@aeriestechnology.com